EXHIBIT 99.1

Midland States Bancorp, Inc. Increases Common Stock Cash Dividend to $0.31 Per Share and Declares Preferred Stock Dividend

EFFINGHAM, Ill., Feb. 06, 2024 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ: MSBI) announced today that its Board of Directors declared a quarterly cash dividend of $0.31 per share of its common stock, an increase of 3.3% from the previous quarterly cash dividend of $0.30 per share. The dividend is payable on February 23, 2024 to all shareholders of record as of the close of business on February 16, 2024.

The Board of Directors also declared a cash dividend of $0.4844 per depository share on its 7.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A. The dividend will be payable on April 1, 2024 to stockholders of record as of March 15, 2024.

Jeffrey G. Ludwig, President and Chief Executive Officer of the Company, said, “This dividend declaration represents the 24th consecutive year that Midland States Bancorp has increased its quarterly cash dividend. We are pleased that our financial performance and prudent balance sheet management enables us to continuing increasing the amount of capital that we return to shareholders through our quarterly dividend while also retaining a sufficient amount of capital to increase our capital ratios to better support the continued growth of our franchise.”

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of December 31, 2023, the Company had total assets of approximately $7.87 billion, and its Wealth Management Group had assets under administration of approximately $3.73 billion. The Company provides a full range of commercial and consumer banking products and services and business equipment financing, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit https://www.midlandsb.com/ or https://www.linkedin.com/company/midland-states-bank,

CONTACTS:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321